Exhibit 21.1
SUBSIDIARIES

Name	Percentage Ownership	Jurisdiction
Alkermes Controlled Therapeutics, Inc.	100%	Pennsylvania
Alkermes Europe, Ltd.	100%	United Kingdom
RC Royalty Sub LLC	100%	Delaware